Exhibit 99.2

EXECUTION VERSION

TRANSACTION AGREEMENT

This Transaction Agreement, dated August 7, 2017 (this “Agreement”), is entered into by and among Vantiv, Inc., a Delaware corporation (the “Corporation”), Vantiv Holding, LLC, a Delaware limited liability company (“Holding” and together with the Corporation, the “Vantiv Parties”), Fifth Third Bank, a bank chartered under the laws of Ohio (“Fifth Third”) and Fifth Third Bancorp, an Ohio corporation (“Fifth Third Bancorp” and together with Fifth Third, the “Fifth Third Parties”).

RECITALS

A.        Fifth Third currently holds 35,042,826 Class B Units of Holding (the “Class B Units”) and 35,042,826 shares of the Corporation’s Class B common stock (the “Class B Shares”), representing, respectively, an approximately (i) 17.7% economic interest in Holding and (ii) 17.7% voting interest in the Corporation with respect to certain matters.

B.        The Corporation, Holding and Fifth Third are party to that certain Second Amended and Restated Limited Liability Company Agreement, dated as of March 21, 2012 (the “LLC Agreement”) and that certain Exchange Agreement, dated as of March 21, 2012 (the “Exchange Agreement”).

C.        The Corporation and Worldpay Group plc (“Worldpay”) announced on July 5, 2017, that they reached an agreement in principle on the key terms of a potential acquisition by the Corporation of Worldpay for a combination of cash and Class A common stock of the Corporation (such shares, “Class A Shares” and such potential acquisition as revised from time to time, the “Potential Acquisition”).

D.        In connection with the Potential Acquisition, the Corporation expects to announce a firm intention (the “2.7 Announcement”) to make an offer for the entire issued and to be issued ordinary share capital of Worldpay in accordance with Rule 2.7 of the City Code on Takeovers and Mergers (the “Offer”), which announcement will oblige the Corporation to proceed with, and complete, the Offer, unless in exceptional circumstances, the U.K. Takeover Panel permits the Corporation to invoke a condition to the Offer.

E.        On the terms and subject to the conditions set forth in this Agreement, (i) Fifth Third shall exchange pursuant to Section 2.1(a) of the Exchange Agreement 19,790,000 Class B Units (the “Exchange Units”) (whereupon the related 19,790,000 Class B Shares (the “Exchange Shares”) shall be automatically cancelled by operation of the Exchange Agreement and the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”)) for 19,790,000 shares of the Corporation’s Class A common stock, $0.00001 par value per share (the “Purchase Shares”) and (ii) the Corporation will purchase from Fifth Third, and Fifth Third will sell to the Corporation, the Purchase Shares, all as more fully set forth in this Agreement (the “Purchase”).

F.        The Audit Committee of the board of directors of the Corporation (the “Board”), comprised solely of independent directors, has reviewed and approved the Purchase as a related party transaction with Fifth Third pursuant to the Corporation’s Audit Committee Charter.

G.        The Board with the abstention of the Fifth Third nominee to the Board has determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of the Corporation and its stockholders.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and covenants contained herein, the parties to this Agreement agree as follows:

ARTICLE 1

THE PURCHASE

Section 1.1        Purchase of Class B Units.

(a)        On the terms and subject to the conditions set forth herein, at the Closing (as defined below), (i) (A) Holding will purchase (and then cancel) 19,790,000 Class A Units of Holding (“Class A Units”) from the Corporation at a per unit purchase price equal to the Per Share Purchase Price (as defined below) (such transaction, the “Funding Transaction”), (ii) at substantially the same time as but immediately following the Funding Transaction, pursuant to Section 2.1(a) of the Exchange Agreement, (A) Fifth Third will surrender to Holding the Exchange Units in exchange for the issuance by the Corporation of the Purchase Shares to Fifth Third whereupon, (B) the Exchange Shares will be automatically cancelled without any action on the part of any person and the Exchange Units will be automatically converted into 19,790,000 Class A Units held by the Corporation, and (iii) at substantially the same time as but immediately following the transactions described in clause (ii) of this Section 1.1(a), (A) the Corporation shall purchase from Fifth Third, and Fifth Third shall sell to the Corporation, the Purchase Shares, at a per share purchase price for each Purchase Share equal to $64.04 (the “Per Share Purchase Price”) whereupon (B) the Purchased Shares shall be immediately cancelled by the Corporation. The parties hereby acknowledge and agree that at the conclusion of the redemptions and purchases described in this Section 1.1(a), the total number of outstanding Class A Units will equal the total number of outstanding shares of the Corporation’s Class A Common Stock.

Section 1.2        Closing.

(a)        The consummation of the Purchase (the “Closing”) shall take place at 10:00 a.m. New York time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036, on the first Business Day after the earlier of (i) the date on which the Vantiv Parties deliver to the Fifth Third Parties a true and complete copy of the 2.7 Announcement, along with written (including email) confirmation that such announcement will be published the following Business Day, provided, that, the 2.7 Announcement actually is so published not later than 9:00 a.m. New York time on such following Business Day and (ii) publication of the 2.7 Announcement (or such other Business Day as the parties may hereafter agree in writing). “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law or executive order to close and the date of the Closing is herein called the “Closing Date”.

(b)      At the Closing, Fifth Third shall (i) deliver to Holding and the Corporation an executed Exchange Notice (as defined in the Exchange Agreement) in respect of the Exchange Units and the Exchange Shares and (ii) constructively deliver to Holding and the Corporation (A) the Exchange Units, free and clear of any mortgage, pledge, security interest, encumbrance, charge or other lien, whether arising by contract or by operation of law (“Encumbrances”), other than those Encumbrances imposed by the LLC Agreement, the Exchange Agreement, any other governing document of the Corporation or Holding and/or applicable federal and state securities laws and the rules and regulations promulgated thereunder and any Encumbrances imposed by the Corporation and (B) (immediately following the issue thereof to Fifth Third) the Purchase Shares and (iii) deliver the written resignation of the Class B Director (as defined in the Certificate of Incorporation of the Corporation) from the Board.

(c)      At the Closing, the Corporation shall (i) issue and constructively deliver to Fifth Third the Purchase Shares, free and clear of any Encumbrance, other than those Encumbrances imposed by the LLC Agreement, the Exchange Agreement, any other governing document of the Corporation or Holding and/or applicable federal and state securities laws, and (ii) make a cash payment to Fifth Third in an amount equal to $1,267,351,600, which represents the number of Purchase Shares multiplied by the Per Share Purchase Price (the “Aggregate Purchase Consideration”), by wire transfer of immediately available funds to an account previously designated by Fifth Third.

Section 1.3      Tax Characterization. For U.S. federal income tax purposes, the Corporation, Holding and Fifth Third agree to treat the Purchase as a sale or other disposition described in Section 1001 of the Internal Revenue Code of 1986, as amended, of the Purchase Shares by Fifth Third, and a purchase of the Purchase Shares by the Corporation, unless otherwise required by a “determination” (within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended).

Section 1.4      Post-Acquisition True Up. Within ten (10) Business Days following the completion of the Potential Acquisition, the Corporation shall deliver to Fifth Third a certificate (together with reasonable supporting data), signed by a senior executive officer of the Corporation, certifying as to the percentage of the aggregate shares of common stock of the Corporation (including Class B Shares) owned by the Fifth Third Parties immediately following the Potential Acquisition (the “Post-Acquisition Ownership Percentage”). If the Post-Acquisition Ownership Percentage is greater than 4.9%, then within thirty (30) Business Days following the completion of the Potential Acquisition, Fifth Third shall sell to the Corporation, and the Corporation shall purchase from Fifth Third, such number of Class B Units or Class A Shares necessary so that after the consummation of such subsequent purchase, the Fifth Third Parties and their subsidiaries will own 4.9% of the total outstanding shares of common stock of the Corporation (including Class B Shares), at a price per Class B Unit and Class A Share equal to the Per Share Purchase Price.

Section 1.5      LLC Agreement Distribution. For the avoidance of doubt, the parties acknowledge and agree that neither the Funding Transaction nor any similar transfer of immediately available funds to the Corporation in connection with the Corporation’s payments pursuant to Section 1.4 shall be deemed to be a “Distribution” for purposes of the LLC Agreement.

Section 1.6      Nullification of Section 2.4(b) of the LLC Agreement.

(a)      Effective as from the Closing, Fifth Third hereby permanently, unconditionally and irrevocably waives any rights or claims under or pursuant to Section 2.4(b) of the LLC Agreement with respect to (i) the Purchase and the transactions contemplated by this Agreement and (ii) the Offer and the Potential Acquisition.

(b)      Fifth Third hereby acknowledges and agrees that effective solely as from the completion of the Potential Acquisition, unless this Agreement has been terminated pursuant to its terms, Section 2.4(b) of the LLC Agreement (except as it would otherwise apply to Section 1.4, to the extent it would otherwise so apply) shall hereby be amended and restated to read as set forth on Annex A hereto.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.1      Fifth Third Representations and Warranties. Each of the Fifth Third Parties party hereto hereby represents and warrants to the Vantiv Parties as follows:

(a)      Authorization of Transaction. Such Fifth Third Party has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by such Fifth Third Party of this Agreement, the performance by such Fifth Third Party of its obligations under this Agreement and the consummation by such Fifth Third Party of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of such Fifth Third Party. This Agreement has been duly and validly executed and delivered by such Fifth Third Party, and this Agreement constitutes the valid and binding obligation of such Fifth Third Party, enforceable against such Fifth Third Party in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

(b)      Noncontravention. Neither the execution and delivery by such Fifth Third Party of this Agreement, nor the consummation by such Fifth Third Party of the transactions contemplated by this Agreement, will (i) conflict with or violate any provision of any of the organizational documents of such Fifth Third Party, (ii) conflict with or violate any provision of any agreement to which such Fifth Third Party is a party, (iii) require on the part of such Fifth Third Party any permit, authorization, consent or approval of any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body (“Government Authority”) or (iv) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to such Fifth Third Party or any of its properties or assets as of the date of this Agreement; except, in the case of each of clause (ii) through clause (iv), as would not impair or delay in any respect the performance by such Fifth Third Party of its obligations under this Agreement or the consummation by such Fifth Third Party of the Purchase.

(c)      Ownership. Fifth Third has good and valid title to the Exchange Units and Exchange Shares, free and clear of any Encumbrances other than those restrictions imposed by the LLC Agreement, the Exchange Agreement, any other governing document of the Corporation or Holding and/or applicable federal and state securities laws and the rules and regulations promulgated thereunder.

(d)      Litigation. As of the date of this Agreement, there is no action, suit, proceeding, inquiry or investigation, at law or in equity (“Litigation”), by or before any before any Government Authority or before any arbitrator which is pending or has been threatened in writing, or judgment, order or decree outstanding, against or otherwise naming a Fifth Third Party which in any manner challenges or seeks, or would if commenced challenge or seek, to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(e)      Brokers’ Fees. Each Fifth Third Party has no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement.

(f)      Disclosure. None of the information supplied by Fifth Third in writing to the Corporation specifically for inclusion or incorporation by reference in the Corporation’s proxy statement with respect to the Potential Acquisition will, at the date of mailing of such proxy statement to stockholders of the Corporation or at the time of the Corporation stockholders meeting with respect to the Potential Acquisition, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)      No Additional Representations. Each Fifth Third Party acknowledges that none of the Vantiv Parties nor any person acting on their behalf has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any Vantiv Party furnished or made available to the Fifth Third Parties and their representatives in connection with the Potential Acquisition, the Purchase or the other matters contemplated by this Agreement except as expressly set forth in this Agreement or pursuant to applicable securities laws.

Section 2.2      Vantiv Parties Representations and Warranties. Each of the Vantiv Parties hereby represents and warrants to Fifth Third as follows:

(a)      Authority; Binding Effect. Such Vantiv Party has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by such Vantiv Party of this Agreement, the performance by such Vantiv Party of its obligations under this Agreement and the consummation by such Vantiv Party of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or limited liability company action on the part of such Vantiv Party. This Agreement has been duly and validly executed and delivered by such Vantiv Party, and this Agreement constitutes the valid and binding obligation of such Vantiv Party, enforceable against such Vantiv Party in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

(b)      Noncontravention. Neither the execution and delivery by such Vantiv Party of this Agreement, nor the consummation by such Vantiv Party of the transactions contemplated by this Agreement, will (i) conflict with or violate any provision of the organizational documents of such Vantiv Party, (ii) conflict with or violate any provision of any agreement to which such Vantiv Party or any of its subsidiaries is a party, (iii) require on the part of such Vantiv Party or any of its subsidiaries any permit, authorization, consent or approval of any Government Authority or (iv) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to such Vantiv Party or any of its subsidiaries or any of their respective properties or assets as of the date of this Agreement; except, in the case of each of clause (ii) through clause (iv), as would not impair or delay in any respect the performance by such Vantiv Party of its obligations under this Agreement or the consummation by such Vantiv Party of the Purchase.

(c)      Litigation. As of the date of this Agreement, there is no Litigation which is pending or has been threatened in writing, or judgment, order or decree outstanding, against or otherwise naming a Vantiv Party or any subsidiary of a Vantiv Party which in any manner challenges or seeks, or would if commenced challenge or seek, to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(d)      Brokers’ Fees. Except for the financial advisors set forth on Schedule B hereto, the fees and expenses of all of which will be paid by the Corporation, no Vantiv Party has any liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement.

(e)      Disclosure. From December 31, 2015 to the date of this Agreement, the Corporation has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act) (such forms, statements, reports and documents filed or furnished, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the knowledge of the Corporation, as of the date of this Agreement, except as separately disclosed to the Fifth Third Parties prior to the date hereof, there is no material term of the Offer that remains unagreed with Worldpay Group plc. When delivered to the Fifth Third Parties pursuant to Section 1.2(a), the copy of the 2.7 Announcement will be a true and complete copy of the 2.7 Announcement that will be published by the Corporation.

(f)    Structure Preservation. The consummation of the Potential Acquisition will not result in (i) the Corporation ceasing to be a publicly-traded holding company owning all of the Class A Units, (ii) the issuance of any equity securities of the Corporation other than Class A Shares or (iii) each Class B Unit failing to maintain economic equivalence with each Class A Share to the same extent as each Class B Unit was economically equivalent to each Class A Share as of the date hereof. Pursuant to or immediately following the Potential Acquisition, all of the equity interests and assets of Worldpay and Worldpay’s subsidiaries that the Corporation directly or indirectly acquires in the Potential Acquisition will be owned by Holding or a subsidiary of Holding.

(g)    Opinion of Houlihan Lokey Capital, Inc. The Special Committee of the Board of Corporation has received the opinion, dated the date hereof, of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth in such opinion, the Aggregate Purchase Consideration to be paid by the Corporation is fair to the Corporation from a financial point of view.

(h)    No Additional Representations. Each Vantiv Party acknowledges that none of the Fifth Third Parties nor any person acting on their behalf has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Fifth Third Parties furnished or made available to the Vantiv Parties and their representatives in connection with the Potential Acquisition, the Purchase or the other matters contemplated by this Agreement except as expressly set forth in this Agreement.

ARTICLE 3

ADDITIONAL COVENANTS

Section 3.1    Standstill. Except as expressly contemplated by this Agreement and without prejudice to Fifth Third’s existing rights with respect to equity securities of the Corporation pursuant to the Exchange Agreement, during the period beginning on the date hereof and ending on the earlier of the completion of the Potential Acquisition and the date this Agreement is terminated in accordance with its terms, the Fifth Third Parties shall not and shall cause their controlled affiliates not to acquire (or propose or agree to acquire, conditionally or otherwise), of record or beneficially, by purchase or otherwise, any equity securities of the Corporation or Worldpay, or rights or options to acquire interests in, or enter into any derivative or other arrangement pursuant to which it obtains an economic exposure to, or any other arrangement in respect of the Corporation’s or Worldpay’s equity securities; except pursuant to its trust, investment, banking, advisory or fiduciary services for the account of its customers. Notwithstanding the foregoing, Fifth Third may transfer Class B Units to Fifth Third Bancorp, and continue to effect transactions pursuant to the Exchange Agreement and sell Class A Shares.

Section 3.2    Provision of Information.

(a)    From the date of this Agreement until the completion or abandonment of the Potential Acquisition, the Fifth Third Parties shall keep the Corporation reasonably apprised on a timely basis of the status of discussions between the Fifth Third Parties and the Federal Reserve regarding the matters contemplated by this Agreement, the Offer or the Potential

Acquisition. The Fifth Third Parties shall, upon request and subject to applicable laws and regulations relating to the exchange of information, furnish the Corporation with all information concerning the Fifth Third Parties, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in order to enable the Corporation to complete the preparation of the proxy statement relating to the meeting of the Corporation’s stockholders to be held in connection with the Potential Acquisition, or any other statement, filing, notice or application made by or on behalf of the Corporation, any of its subsidiaries or Worldpay to or with any Government Authority in connection with the Potential Acquisition. Notwithstanding the foregoing, the Fifth Third Parties shall not be required to provide any such information pursuant to this Section 3.2(a) where to do so would violate any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or fiduciary duty.

(b)        The Fifth Third Parties shall not make any disclosure with respect to this Agreement and the transactions contemplated hereby without first providing a draft of such disclosure to the Vantiv Parties in a timely manner for comment and reflecting therein any reasonable comments made by the Vantiv Parties.

(c)        The Vantiv Parties shall provide to Fifth Third, in each case promptly following the publication or public filing thereof, true and complete copies of all announcements and documents published or publicly filed by or on behalf of the Corporation and/or any of its subsidiaries (including Holding and its subsidiaries) in connection with the Offer and/or the Potential Acquisition. The Vantiv Parties shall, upon request and subject to applicable laws and regulations relating to the exchange of information, furnish the Fifth Third with all information reasonably necessary to (i) facilitate the Fifth Third Parties’ discussions with the Federal Reserve regarding the matters contemplated by this Agreement, the Offer or the Potential Acquisition and (ii) prepare any other statement, filing, notice or application made by or on behalf of Fifth Third or any of its subsidiaries to any Government Authority in connection with the Potential Acquisition or the Purchase. Notwithstanding the foregoing, the Vantiv Parties shall not be required to provide any such information pursuant to this Section 3.2(c) where to do so would violate any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or fiduciary duty.

(d)        The Vantiv Parties shall not make any disclosure with respect to this Agreement and the transactions contemplated hereby without first providing a draft of such disclosure to the Fifth Third Parties in a timely manner for comment and reflecting therein any reasonable comments made by the Fifth Third Parties.

Section 3.3    Debt Financing.

(a)        The Corporation acknowledges and agrees that the Fifth Third Parties have no responsibility for the Financing Transaction or any financing that the Corporation may raise in connection with the transactions contemplated by this Agreement.

Section 3.4    Changes to the Acquisition. Following the execution of this Agreement, the Vantiv Parties shall not, without Fifth Third’s prior written consent, permit any change to the Potential Acquisition or the Offer that would (a) cause the Corporation to cease to be a publicly-traded holding company, owning all of the Class A Units, (b) result in the issuance of any equity securities of the Corporation other than Class A Shares (c) cause each Class B Unit to fail to maintain economic equivalence with each Class A Share to the same extent as each Class B Unit was economically equivalent to each Class A Share as of the date hereof, or (d) prevent, materially impair or materially delay, following the Potential Acquisition, the Corporation from contributing or otherwise transferring, directly or indirectly, all of the equity interests and assets of Worldpay and Worldpay’s subsidiaries that the Corporation acquired, directly or indirectly, in the Potential Acquisition to Holding or a subsidiary of Holding, to the extent any of the foregoing in this clause (d) were not acquired by a subsidiary of Holding in the Potential Acquisition.

Section 3.5      TRAs. The parties acknowledge and agree that the Corporation may undertake any transaction, restructuring, and/or tax planning strategy that is enabled by the ownership of a foreign entity and/or foreign operations (“Foreign Tax Planning”). In the event Foreign Tax Planning is undertaken and such Foreign Tax Planning results in (1) the reduction of the taxable income of the Corporation or any affiliated group of which the Corporation is or (but for the fact that Holding is a partnership for US tax purposes) could be a member, (2) a reduction or a delay in the timing of Fifth Third’s cash flows from those certain Tax Receivable Agreements, dated as of March 21, 2012, between the Corporation and Fifth Third (the “TRAs”) and (3) a negative cumulative impact to Fifth Third greater than $10 million (taking into account all net negative impacts to Fifth Third from all prior Foreign Tax Planning and all prior tax years), then, the Corporation shall reimburse Fifth Third for such reduction in the cash flows under the TRAs for a given taxable year, in the same manner and at the same time as a “Tax Benefit Payment” (as defined in the TRAs) would be made to Fifth Third with respect to such taxable year. For the avoidance of doubt, the parties agree that there shall be no duplication of payments under this Agreement and the TRAs for the utilization or delay in utilization (as applicable) of the same tax attributes. The parties agree that, for purposes of this Section 3.5, the following shall not be considered Foreign Tax Planning: (i) any incurrence, draw-down or assumption of debt (including any refinancings of such debt) for U.S. federal income tax purposes, together with the payment of interest on such debt, by Holding or any subsidiary of Holding to the extent proceeds from such debt incurrence, draw-down or assumption are used to fund the Purchase or the Funding Transaction; (ii) any action taken or not taken by Holding or any subsidiary of Holding that maintains the deferral of U.S. tax on the earnings of Worldpay, its subsidiaries, other foreign entities formed in connection with the Potential Acquisition, and any other foreign entities directly or indirectly formed or acquired; and (iii) any action taken or not taken by Holding or any subsidiary of Holding that increases tax efficiency if and when the earnings of Worldpay, its subsidiaries, other foreign entities formed in connection with the Potential Acquisition, or any other foreign entities directly or indirectly formed or acquired are distributed.

Section 3.6      Indemnification.

(a)      The Corporation will indemnify, defend and hold harmless the Fifth Third Parties, their respective affiliates, and the directors, officers, agents and employees of each of them and their affiliates and each other person controlling the Fifth Third Parties (each of the foregoing, an “Indemnified Party”), to the full extent lawful, from and against any losses, expenses, claims or proceedings (including shareholder actions) (collectively, “Losses”) related to or arising out of any third party claim, other than a claim by a U.S. federal or state bank regulatory authority, to the extent arising out of or relating to the Potential Acquisition or the Offer, as the Potential Acquisition and/or the Offer may be amended from time to time (the “Covered Matters”) (which, for the avoidance of doubt, shall exclude any claim to the extent related to or arising out of (x) the Purchase contemplated by this Agreement and (y) the Fifth Third Parties’ regulatory status with any U.S. federal or state bank regulatory authority or any commitments or undertakings that the Fifth Third Parties have made to the Federal Reserve in connection with the Covered Matters); provided, that, the Corporation will not indemnify any Indemnified Party for any Losses that are determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party. Each Vantiv Party further agrees that no Indemnified Party shall have any past, present or future liability (whether direct or indirect, in contract or tort or otherwise) to any Vantiv Party or any of the respective affiliates, directors, officers, agents, employees, creditors or security holders of any Vantiv Party for or in connection with the Covered Matters, except for Losses incurred by the Vantiv Parties to the extent such Losses are determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party.

(b)        The Corporation will not, without the prior written consent of the Fifth Third Parties, settle any pending or threatened claim or proceeding against any Indemnified Party in respect of which the Corporation is required to indemnify such Indemnified Party pursuant to Section 3.6(a) unless such settlement includes a provision unconditionally releasing such Indemnified Party from any and all liability in respect of such claim or proceeding.

(c)        The foregoing provisions are in addition to any rights any Indemnified Party may have at common law or otherwise and shall be binding on and inure to the benefit of any successors, assigns, and personal representatives of each Fifth Third Party and each other Indemnified Party. The provisions of this Section 3.6 shall remain in full force and effect notwithstanding (i) any investigation made by or on behalf of a Fifth Third Party or any Indemnified Party or (ii) the completion or termination of this Agreement, the Potential Acquisition and/or the Purchase.

ARTICLE 4

[RESERVED]

ARTICLE 5

TERMINATION

Section 5.1      Termination.

(a)      This Agreement shall be automatically terminated in the event that (i) the Corporation does not announce the firm Offer pursuant to Section 2.7 of the City Code on Takeovers and Mergers on or prior to August 31, 2017, or (ii) the Corporation announces the firm Offer pursuant to Section 2.7 of the City Code on Takeovers and Mergers on or prior to August 31, 2017 and the Offer lapses (other than a temporary lapse as a result of a phase 2 anti-trust review in the U.K.), is withdrawn or is terminated; provided, that, no change in the terms of the Offer or the method of implementation of the Offer shall constitute a termination of the Offer.

(b)      This Agreement may be terminated prior to the Closing by the mutual written consent of the parties hereto.

(c)      This Agreement may be terminated at any time by the Fifth Third Parties, by written notice to the Vantiv Parties, if (i) a 2.7 Announcement has been published and (ii) the Closing has not occurred by the end of the following Business Day (or such other time as the parties hereto have hereafter agreed in writing to effect the Closing), other than due to a breach by the Fifth Third Parties of any of their representations and warranties or any of their obligations of this Agreement.

Section 5.2     Effect of Termination. In the event this Agreement is terminated in accordance with Section 5.1 prior to the Closing, this Agreement (other than Section 3.1, Section 3.5, Section 3.6, this Section 5.2 and Article 6) shall thereupon become null and void and of no further force or effect (without prejudice to the rights of any party hereto having accrued prior to such termination), and the transactions contemplated by this Agreement not set forth in such surviving provisions shall be abandoned without further action by the parties. In the event this Agreement is terminated in accordance with Section 5.1 after the Closing, then (i) Section 1.4, Section 1.6(b) and Section 3.1 of this Agreement shall thereupon become null and void and of no further force or effect (without prejudice to the rights of any party hereto having accrued prior to such termination) but (ii) all other provisions of this Agreement shall survive such termination and remain in full force and effect.

Section 5.3     Termination Fee. In the event that this Agreement is terminated following the Closing pursuant to Section 5.1(a), the Corporation shall promptly, but in no event later that two (2) Business Days after the date of such termination, pay to Fifth Third a termination fee of $10 million (the “Termination Fee”) by wire transfer of same-day funds. The Vantiv Parties acknowledge that the agreement contained in this Section 5.3 is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, the Fifth Third Parties would not enter into this Agreement; accordingly, if the Corporation fails to promptly pay the amount due pursuant to this Section 5.3, and, in order to obtain such payment, Fifth Third commences a suit that results in a judgment against the Corporation for the fee set forth in this Section 5.3 or any portion of such fee, the Corporation shall pay to Fifth Third its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. Payment of the Termination Fee shall be in addition to and not in lieu of the amounts payable to any Fifth Third Party pursuant to Section 6.4 and shall be without prejudice to any other rights or remedies available to Fifth Third and/or any of its affiliates at law or in equity.

ARTICLE 6

MISCELLANEOUS

Section 6.1     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally or by email upon confirmation of delivery if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices under this Agreement shall be delivered with respect to the parties, as set forth in Schedule A hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 6.2     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.3     Assignment. Subject to the following sentence, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. In the event that either Fifth Third Party transfers any Class B Units or Class A Shares to an affiliate, it shall cause such affiliate to become a party hereto as an additional Fifth Third Party as a condition of such transfer.

Section 6.4     Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Corporation shall, on an ongoing basis at such times as requested by the Fifth Third Parties, reimburse the Fifth Third Parties, subject to an aggregate cap set forth on Schedule C hereto, for all documented out-of-pocket costs and expenses, including legal fees, and Transfer Taxes incurred by the Fifth Third Parties and their respective affiliates in connection with this Agreement and the transactions contemplated by this Agreement, the Potential Acquisition or the Offer. For the avoidance of doubt, Holding is not an affiliate of Fifth Third. “Transfer Taxes” means any transfer, excise, sale, use, value added, stamp, documentary, filing, registration and recordation taxes and other similar taxes, fees and charges, together with any inflation adjustment, interest, penalties or additions with respect thereto.

Section 6.5     Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, its rules of conflict of laws notwithstanding. Each of the parties agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 6.1.

Section 6.6      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 6.7      Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.8      Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties hereto shall be entitled to seek equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance. Notwithstanding the foregoing, in no event shall any breach by any party of its representations and warranties contained in Article 2 or its covenants contained in Article 3 of this Agreement entitle any other party hereto not to effect the Purchase and the transactions contemplated by Section 1.4 on the terms and subject to the conditions set forth in this Agreement; provided, that, each party shall retain all other rights and remedies for any such breaches by any other party, including, but not limited to, the right to seek monetary damages for any loss suffered by such party as a result of such breaches.

Section 6.9      Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VANTIV, INC.

By:	/s/ NELSON F. GREENE
Name: Nelson F. Greene
Title: Chief Legal and Corporate Services Officer and Secretary

VANTIV HOLDING, LLC

By:	/s/ NELSON F. GREENE
Name: Nelson F. Greene
Title: Chief Legal and Corporate Services Officer and Secretary

FIFTH THIRD BANK

By:	/s/ TAYFUN TUZUN
Name: Tayfun Tuzun
Title: EVP, CFO

By:	/s/ GREG CARMICHAEL
Name: Greg Carmichael
Title: President and CEO

FIFTH THIRD BANCORP

By:	/s/ TAYFUN TUZUN
Name: Tayfun Tuzun
Title: EVP, CFO

By:	/s/ GREG CARMICHAEL
Name: Greg Carmichael
Title: President and CEO

[Signature Page to Transaction Agreement]

Annex A

New Text of Section 2.4(b) of the LLC Agreement

(b) Certain Regulatory Restrictions.

(i) Notwithstanding anything to the contrary in this Agreement, the Company and the Members acknowledge that FTB and its Affiliates are subject to regulatory oversight by bank regulatory authorities in various jurisdictions (including the Board of Governors of the Federal Reserve System and other Government Entities, including the State of Ohio’s Division of Financial Institutions) with jurisdiction over FTB or its Affiliates and that FTB or its Affiliates may be required to obtain regulatory approvals from, or provide notice to, such authorities, prior to, or provide notice to such authorities following, the engagement by the Company or Vantiv (by virtue of its holding company status or otherwise) or any Subsidiary in certain activities or consummation of certain investments (“Regulatory Approval”). If Vantiv, the Company or any Subsidiary proposes to engage in any business that may reasonably require FTB or an Affiliate of FTB to seek Regulatory Approval, whether under the Bank Holding Company Act, Ohio Law or other applicable Law (a “New Activity”), whether by acquisition, investment or organic growth, then (i) the Managing Member shall send a written notice to FTB (the “New Activity Notice”) prior to engaging in the New Activity and (ii) none of Vantiv, the Company and any Subsidiary shall engage in such New Activity until the Waiting Period applicable thereto has expired. Within forty-five (45) days after receipt of the New Activity Notice (or, if later, thirty (30) days after the date Vantiv and the Company have provided FTB with such information as is reasonably required for FTB (x) to make a determination whether Regulatory Approval is required to be sought by it in connection with such New Activity or (y) to obtain such Regulatory Approval), FTB must notify the Managing Member in writing (a “Regulatory Notice”) (i) whether, based on the advice of legal counsel, such New Activity would be permissible for FTB and/or its Affiliates to make or engage in directly under all applicable banking Laws and (ii) that either (A) no Regulatory Approval with respect to FTB and/or its Affiliates is required for such New Activity, (B) any required Regulatory Approval with respect to such New Activity has been obtained by FTB and/or its Affiliates and whether such approval requires an Exit Transaction or (C) a Regulatory Approval with respect to FTB and/or its Affiliates is required for such New Activity but has not yet been obtained. FTB shall subsequently notify the Managing Member whether any required Regulatory Approval referenced in clause (C) above has been obtained.

(ii) Vantiv and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, as promptly as possible, to assist FTB or its Affiliates in obtaining any Regulatory Approval necessary for FTB or its Affiliates to qualify or continue its ownership interest in Vantiv and the Company as a permissible investment, including by (i) making appropriate filings and submissions to any Government Entity required by Law applicable to Vantiv, the Company or the Subsidiaries or FTB or its Affiliates and (ii) providing any information to FTB as may be reasonably requested by FTB or its Affiliates in connection therewith and (iii) executing and delivering additional documents necessary to consummate the transactions contemplated by this Agreement in connection therewith. FTB shall use its reasonable best efforts to obtain any Regulatory Approval as promptly as possible; provided that FTB will exercise reasonable best efforts to minimize disclosure of any confidential or proprietary information relating to the Company and to seek confidential treatment for any such information, in each case, to the maximum extent allowed under applicable Law.

(iii) If, as of the date that is forty-five (45) days after receipt by FTB of a New Activity Notice (or, if later, thirty (30) days after the date Vantiv and the Company have provided FTB with such information as is reasonably required for FTB (x) to make a determination whether Regulatory Approval is required to be sought by it in connection with such New Activity or (y) to obtain such Regulatory Approval), FTB either (A) has not delivered a Regulatory Notice to the Managing Member or (B) has delivered a Regulatory Notice pursuant to clause (B) of the definition thereof which requires an Exit Transaction or (C) has delivered a Regulatory Notice pursuant to clause (C) of the definition thereof, then either FTB or Vantiv may, at any time thereafter, deliver a notice to the other of Vantiv and FTB requiring that an Exit Transaction be consummated within 30 calendar days (which shall be tolled for each day that FTB or

Vantiv is not permitted to effect the Exit Transaction under applicable securities laws) of receipt or delivery by FTB of such Exit Transaction notice (unless FTB earlier notifies Vantiv that the outstanding Regulatory Approval (x) has been received without a required Exit Transaction or (y) is not required). If requested by FTB as part of any Exit Transaction, Vantiv shall repurchase 50% of the greater of (i) the Minimum Sale Number and (ii) such other number of Class B Units (either, at the option of Vantiv, as Class B Units or as exchanged into shares of Class A Common Stock of Vantiv) as FTB and its Affiliates may determine to sell in connection with such Exit Transaction, at a price per share of Class A Common Stock (or as applicable, a price per Class B Unit) equal to the Applicable Price.

(iv) Notwithstanding the foregoing, Vantiv and the Company may at any time prior to the consummation of the Exit Transaction withdraw the New Activity Notice and refrain from engaging in the New Activity, in which case, the parties shall not be obligated to effect the Exit Transaction.

(iv) “Exit Transaction” means, at any relevant time, a sale, in one transaction or a series of transactions, by FTB (or its Affiliates) of such number of Class B Units (either, at the option of Vantiv, as Class B Units or as exchanged into shares of Class A Common Stock of Vantiv), and cancellation of such number of Class B Shares of Vantiv, in each case then held by FTB and its Affiliates, as is required in order for FTB and its Affiliates to continue to hold their remaining interests in Vantiv and/or the Company after giving effect to such transactions, or series of transactions, under the banking Laws implicated by such New Activity Notice (as the Company (acting through its Managing Member) and FTB mutually determine in good faith, in consultation with regulators or otherwise) (such number, the “Minimum Sale Number”).

(v) “Applicable Price” means (i) in the event that VWAP is more than 5% lower than the highest closing price for Class A Common Stock during the 52-weeks preceding the date of the consummation of the applicable Exit Transaction, a mutually agreed upon price representing a premium of not more than 10% of the then current market price and (ii) in the event that VWAP is 5% lower (or less than 5% lower) than the highest closing price for Class A Common Stock during the 52-weeks preceding the date of the consummation of the applicable Exit Transaction, a mutually agreed upon market price.

(vi) “VWAP” means, with respect to any Exit Transaction, the average of the volume-weighted averages of the trading prices of Vantiv’s shares of Class A Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by FTB and Vantiv, acting reasonably) for each of the ten (10) consecutive trading days ending on and including the trading day immediately prior to the date on which such Exit Transaction is to be consummated.

(vii) “Waiting Period” means, with respect to any New Activity, the period ending upon the earlier of (A) FTB delivering a Regulatory Notice to the Managing Member pursuant to clause (A) of the definition thereof (or pursuant to clause (B) of the definition thereof that states that no Exit Transaction is required in connection with the Regulatory Approval referred to therein), (B) the Exit Transaction required in connection with such New Activity having been consummated and (C) the period provided by Section 2.4(b)(iii) for the completion of the Exit Transaction having lapsed.